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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

WESTMINSTER CAPITAL, INC.
(Name of Subject Company (Issuer))

WESTMINSTER CAPITAL, INC.
(Names of Filing Persons (Issuer))

COMMON STOCK, PAR VALUE $1 PER SHARE
(Title of Class of Securities)

307351106
(CUSIP Number of Class of Securities)

Keenan Behrle
Executive Vice President
9665 Wilshire Boulevard, Suite M-10
Beverly Hills, California 90212
(310) 278-1930
(Name, Address and Telephone Number of Person Authorized
to Receive Notice and Communications on Behalf of Filing Persons)

With a copy to:
 Scott Galer, Esq.
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
2029 Century Park East
Suite 2400
Los Angeles, California 90067
(310) 229-1000

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

INTRODUCTORY STATEMENT

        This Amendment No. 6 to Schedule 14D-9 amends and supplements the Schedule 14D-9 initially filed with the Securities and Exchange Commission ("SEC") on April 18, 2002, as amended and supplemented by Amendment No. 1 to Schedule 14D-9 filed with the SEC on April 23, 2002, Amendment No. 2 to Schedule 14D-9 filed with the SEC on May 9, 2002, Amendment No. 3 to Schedule 14D-9 filed with the SEC on May 17, 2002, Amendment No. 4 to Schedule 14D-9 filed with the SEC on May 23, 2002 and Amendment No. 5 to Schedule 14D-9 filed with the SEC on May 28, 2002 (as amended, the 'Schedule 14D-9") by Westminster Capital, Inc., a Delaware corporation (the "Company"), relating to the Company's offer to purchase for $2.80 per share any and all of the outstanding shares of the common stock, $1 par value per share (the "Shares"), of the Company. The offer is being made by the Company upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 18, 2002 (as amended and supplemented from time to time, the "Offer to Purchase") and the related Letter of Transmittal dated April 18, 2002 (the "Letter of Transmittal," which together with the Offer to Purchase constitutes the "Offer"). Copies of the Offer to Purchase and the related Letter of Transmittal have been filed with the Tender Offer Statement on Schedule TO, filed with the SEC on April 18, 2002. Capitalized terms used herein but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase.

        The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference in response to all the items of this Amendment No. 6 to Schedule 14D-9, except as otherwise set forth below. You should read this Amendment No. 6 to Schedule 14D-9 together with the Schedule 14D-9 we filed with the SEC on April 18, 2002, Amendment No. 1 to Schedule 14D-9 we filed with the SEC on April 23, 2002, Amendment No. 2 to Schedule 14D-9 we filed with the SEC on May 9, 2002, Amendment No. 3 to Schedule 14D-9 we filed with the SEC on May 17, 2002, Amendment No. 4 to Schedule 14D-9 we filed with the SEC on May 23, 2002 and Amendment No. 5 to Schedule 14D-9 we filed with the SEC on May 28. 2002.

ITEM 8. ADDITIONAL INFORMATION.

        Item 8 of Schedule 14D-9 is hereby amended and supplemented by including the following:

        The subsequent offering period expired at 5:00 p.m., New York City time, on Friday, June 21, 2002. During the subsequent offering period, Westminster accepted for payment all shares validly tendered during the subsequent offering period. Westminster was informed by the Depositary that the preliminary results of the number of shares tendered in the initial and subsequent offering periods totaled 1,593,022 shares, representing approximately 23.95% of the outstanding shares immediately prior to the commencement of the initial offering period on April 18, 2002. It is estimated that a total of 5,058,837 shares will remain outstanding following the expiration of the subsequent offering period. The full text of the press release Westminster issued on June 21, 2002 announcing the expiration of the subsequent offering period is filed as Exhibit (a)(16) and is incorporated by reference.

ITEM 9. EXHIBITS.

(a)(1)	Offer to Purchase dated April 18, 2002, as amended (incorporated herein by reference to Exhibit (a)(1) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(2)	Letter of Transmittal (incorporated herein by reference to Exhibit (a)(2) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(3)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(3) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(4)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(4) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(5)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(5) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(6)	Summary Advertisement published in The New York Times on April 18, 2002 (incorporated herein by reference to Exhibit (a)(6) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(7) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(8)	Letter to Stockholders from the Company (incorporated herein by reference to Exhibit (a)(8) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(9)	Text of Press Release issued by the Company on April 18, 2002 (incorporated herein by reference to Exhibit (a)(9) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(10)	Text of Press Release issued by the Company on April 22, 2002 (incorporated herein by reference to Exhibit (a)(10) of the Tender Offer Statement on Amendment No. 1 to Schedule TO, filed on April 23, 2002).
(a)(11)	Text of Press Release issued by the Company on May 8, 2002 (incorporated herein by reference to Exhibit (a)(11) of the Tender Offer Statement on Amendment No. 2 to Schedule TO, filed on May 9, 2002).
(a)(12)	Text of Press Release issued by the Company on May 16, 2002 (incorporated herein by reference to Exhibit (a)(12) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(a)(13)	Amendment and Supplement to Offer to Purchase, dated May 16, 2002 (incorporated herein by reference to Exhibit (a)(13) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(a)(14)	Text of Press Release issued by the Company on May 23, 2002 (incorporated herein by reference to Exhibit (a)(14) of the Tender Offer Statement on Amendment No. 4 to Schedule TO, filed on May 23, 2002).
(a)(15)	Text of Press Release issued by the Company on May 24, 2002 (incorporated herein by reference to Exhibit (a)(15) of the Tender Offer Statement on Amendment No. 5 to Schedule TO, filed on May 28, 2002).
(a)(16)	Text of Press Release issued by the Company on June 21, 2002 (incorporated herein by reference to Exhibit (a)(16) of the Tender Offer Statement on Amendment No. 6 to Schedule TO, filed on June 24, 2002).
(e)	None.
(g)	None.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 24, 2002	WESTMINSTER CAPITAL, INC.
/S/ WILLIAM BELZBERG
	Name: Title:	William Belzberg Chief Executive Officer

EXHIBIT INDEX

(a)(1)	Offer to Purchase dated April 18, 2002, as amended (incorporated herein by reference to Exhibit (a)(1) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(2)	Letter of Transmittal (incorporated herein by reference to Exhibit (a)(2) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(3)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(3) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(4)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(4) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(5)	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference to Exhibit (a)(5) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(6)	Summary Advertisement published in The New York Times on April 18, 2002 (incorporated herein by reference to Exhibit (a)(6) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(7)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(7) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(8)	Letter to Stockholders from the Company (incorporated herein by reference to Exhibit (a)(8) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(9)	Text of Press Release issued by the Company on April 18, 2002 (incorporated herein by reference to Exhibit (a)(9) of the Tender Offer Statement on Schedule TO, filed on April 18, 2002).
(a)(10)	Text of Press Release issued by the Company on April 22, 2002 (incorporated herein by reference to Exhibit (a)(10) of the Tender Offer Statement on Amendment No. 1 to Schedule TO, filed on April 23, 2002).
(a)(11)	Text of Press Release issued by the Company on May 8, 2002 (incorporated herein by reference to Exhibit (a)(11) of the Tender Offer Statement on Amendment No. 2 to Schedule TO, filed on May 9, 2002).
(a)(12)	Text of Press Release issued by the Company on May 16, 2002 (incorporated herein by reference to Exhibit (a)(12) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(a)(13)	Amendment and Supplement to Offer to Purchase, dated May 16, 2002 (incorporated herein by reference to Exhibit (a)(13) of the Tender Offer Statement on Amendment No. 3 to Schedule TO, filed on May 17, 2002).
(a)(14)	Text of Press Release issued by the Company on May 23, 2002 (incorporated herein by reference to Exhibit (a)(14) of the Tender Offer Statement on Amendment No. 4 to Schedule TO, filed on May 23, 2002).
(a)(15)	Text of Press Release issued by the Company on May 24, 2002 (incorporated herein by reference to Exhibit (a)(15) of the Tender Offer Statement on Amendment No. 5 to Schedule TO, filed on May 28, 2002).
(a)(16)	Text of Press Release issued by the Company on June 21, 2002 (incorporated herein by reference to Exhibit (a)(16) of the Tender Offer Statement on Amendment No. 6 to Schedule TO, filed on June 24, 2002).
(e)	None.
(g)	None.

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INTRODUCTORY STATEMENT
SIGNATURE
EXHIBIT INDEX